SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: August 24, 2010

ANGEL ACQUISITION CORP.

 (Exact name of registrant as specified in its charter)

Nevada	06-1588136
(State of incorporation)	(IRS Employer ID Number)

1802 N. Carson Street, Suite 212-3018, Carson City, Nevada	89701
(Address of principal executive offices)	(Zip Code)

(775) 887-0670

(Issuer's telephone number)

N/A
(Former name, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]

Written communications pursuant to Rule 425 under the Securities Act

[   ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On August 24, 2010, the Registrant accepted the resignations of Peter Burns as a member of the Board of Directors and Steven Bonenberger as President of the Registrant. Mr. Bonenberger will continue to serve as Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors. Effective on the same date the Registrant appointed Lew Graham as President, Chief Operating Officer and a member of the Board of Directors. In addition, the Registrant appointed Michael Edwards as a member of the Board of Directors. The Board of Directors now consists of Steven Bonenberger, Lew Graham and Michael Edwards.

Biographical information for Lew Graham

Lew Graham, President, Chief Operating Officer and Member of the Board of Directors

Mr. Graham has extensive experience in a diversity of industries, including aviation, retail, real estate and equities trading.  As a combat pilot and Naval Aviator he flew numerous missions in Vietnam.  As a corporate pilot he flew executive jets and Bush aircraft for Harrah’s club.  As an engineer at Rockwell he worked in the B-1B program as a System Safety engineer with additional responsibilities in business development and marketing.  As a commercial real estate broker and shopping center leasing and development consultant he has successfully represented major corporations such as Bank of America, Marriott and the Irvine Company. He has extensive real estate consulting, leasing and development experience in Southern California and Asia.  As an agent and broker and consultant he has worked successfully as an independent contractor and in senior management positions to evaluate, plan and execute sophisticated business strategies.  In his capacity as a manager for his private equity portfolio and as a proprietary trader for Valez Capital Management, he has developed extensive skills in the analysis and trading of small, medium and large cap companies.

As a decorated combat pilot in the United States Marine Corps, he completed 300 combat missions in Viet Nam.  He is a native Californian, sixth generation, and a father.  Mr. Graham earned his Bachelor of Arts degree in Philosophy with a minor in East Asian Studies from California State University, Dominguez Hills, California.

Biographical information for Michael Edwards

Michael Edward, Member of the Board of Directors

Mr. Edwards has been actively involved in the film and television/video industry since 1985.   While at Fox Studios in 1989, Edwards developed his own production company, Premier Attractions…created to produce and acquire existing product for Domestic and Foreign distribution to a worldwide audience.  Edwards designed the company to provide full production services and financial strategies for independent projects, working extensively with writers, directors, producers and studio/company executives in creating, planning and selling their projects.  He has produced in all mediums, including feature films, TV pilots, a TV magazine show, special programming, direct-to-video, an internet Web-show, and print publishing.  Premier has also released feature films theatrically, nationwide, providing all areas of planning and execution of the elements of advertising and promotion campaigns for the project.

His latest film won the 2009 Heineken Film Award, at the Santa Fe Film Festival.  Some of his titles have continued to sell after ten years after the initial release, an example of the value of continued marketing and repackaging ideas and innovation.

From 1985-1990, the company represented the non-theatrical rights for over 4000 film titles through Films Inc. as West Coast Distributor.  Premier was responsible for placement of films to non-theatrical venues throughout the Western United States, including College and University theaters, Military bases, in-flights rights, and other Private school venues.  This background experience provides an incredible distribution outlet for continuing growth in independently produced product, extending across America.

As a teacher and instructor in Multi-media, producing and directing, Mr. Edwards is currently an Adjunct Professor at National University’s MFA program in Digital Cinema.  He is a Director and a Member of the Director’s Guild of America.  He continues to consult and participate as a lecturer in seminars on film finance and distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEL ACQUISITION CORP.

August 25, 2010	/s/ Steven Bonenberger
Date	Steven Bonenberger, Chief Executive Officer